Delisting Determination, The Nasdaq Stock Market, LLC, January 13, 2026
Four Leaf Acquisition Corporation
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Four Leaf Acquisition Corporation effective at the opening of the trading session on February 2, 2026. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b)(2).The Company was notified of the Staff determination on April 8, 2025.
On April 15, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5250(c)(1). The Company was notified of the Staff determination on April 17, 2025. Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5250(f).
The Company was notified of the Staff determination on April 21, 2025.
On May 7, 2025, the Company regained compliance with
Listing Rules 5250(f) and 5250(c)(1).
On May 21, 2025, the hearing was held.
On June 6, 2025 the Panel reached a
decision and a Decision letter was issued on said date.
The Panel agreed to the Company being listed on the Exchange while it regained compliance with Listing Rule 5550(b)(2).
The Panel informed the Company that it must regain compliance on or before October 3, 2025. The Company failed to meet the terms of the June 6, 2025 decision letter.
On October 15, 2025 the Panel reached a decision and decided to suspend the Company from the Exchange.
The Company securities were suspended on October 17, 2025. The
Staff determination to delist the Company securities became final on December 1, 2025.